As filed with the Securities and Exchange Commission on May 2, 2011

Registration No. 333-164379

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AIRTRAN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	58-2189551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9955 AirTran Boulevard, Orlando, Florida 32827, (407) 318-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven A. Rossum, Esq.

AirTran Holdings, Inc.

9955 AirTran Boulevard, Orlando, Florida 32827

(407) 318-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Howard E. Turner, Esq.

M. Timothy Elder, Esq.

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309-3592

(404) 815-3500

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Security (2)(3)	Proposed maximum aggregate offering price(2)(3)	Amount of Registration Fee(2)
Debt Securities	—	—	—	—
Preferred Stock, par value $0.01 per share	—	—	—	—
Common Stock, par value $0.001 per share	—	—	—	—
Warrants	—	—	—	—

DEREGISTRATION OF SECURITIES

AirTran Holdings, Inc., a Nevada corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, Registration No. 333-164379, dated January 15, 2010 (the “Registration Statement”), pertaining to the sale of an indeterminate amount of the Company’s common stock, preferred stock, debt securities and warrants (collectively, the “Securities”), which may be sold from time to time in one or more offerings of one or more series up to a total aggregate amount of $250,000,000.

On September 26, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southwest Airlines Co., a Texas corporation (“Southwest”), and Guadalupe Holdings Corp., a Nevada corporation and wholly-owned subsidiary of Southwest (“Merger Sub”). Pursuant to the Merger Agreement, on May 2, 2011, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Southwest.

As a result of the upcoming Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

Signature(s)

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, in the State of Florida, on May 2, 2011.

AirTran Holdings, Inc.

By:	/s/ Robert L. Fornaro
Robert L. Fornaro
Chairman of the Board,
President and Chief Executive Officer